Exhibit 10.3

Sabine Oil & Gas Corporation

1415 Louisiana Street,  Suite 1600

Houston, TX 77002

March 12, 2015

CONFIDENTIAL

Re:Performance Award

Dear ________________:

This letter (your “Participation Agreement”) confirms that you are eligible to receive (i) a cash bonus for the first calendar quarter of 2015 (the “Bonus”), and (ii) a performance award (the “Performance Award”), in each case pursuant to the 2014 Long-Term Incentive Plan (the “Plan”) in consideration of and appreciation for your continued services and contribution to Sabine Oil & Gas Corporation (the “Company”), subject to the terms and conditions outlined in this Participation Agreement and the Plan.  Capitalized terms used in this Participation Agreement and not herein defined shall have the meaning set forth in the Plan.

2015 First Quarter Bonus

This Participation Agreement provides you with the opportunity to earn a Bonus equal to [$xx,xxx], which shall be payable no later than 30 days following the end of the first calendar quarter of 2015 so long as you continue to be employed by the Company or its affiliates through the date of payment of the Bonus.  If your employment with the Company or its affiliates terminates for any reason prior to the payment of the Bonus, you shall forfeit your right to receive any portion of the Bonus.

Performance Award

General Description of Performance Award.  The “Term” of the Performance Award will begin on April 1, 2015 and continue through June 30, 2016, or such earlier date as the Board (as such term is defined in the Plan) shall determine, in its sole discretion.  This Participation Agreement provides you with the opportunity to earn a quarterly cash bonus with respect to each calendar quarter commencing during the Term (a “Performance Period”), provided that you continue to be employed by the Company or its affiliates through the applicable Payment Date (as defined below).  This Performance Award opportunity is inclusive of your 2015 annual bonus and long term incentive opportunities.

Quarterly Performance Bonus Amounts and Dates.  Your target quarterly Performance Award opportunity will be $[__] (the “Target Quarterly Bonus”).  You may earn more or less than this Target Quarterly Bonus for each calendar quarter during the Term depending on the Company’s actual performance as compared to pre-established threshold, target, and maximum EBITDA goals set by the Committee (as such term is defined in the Plan)] for each calendar quarter, as described in more detail below (each quarterly bonus actually earned and paid, the “Actual Quarterly Performance Bonus”).

Actual Company Performance	Percentage of Target Quarterly Bonus Earned
Below Threshold	0%
Threshold	75%
Target	100%
Maximum	125%

The Committee shall establish the threshold, target, and maximum EBITDA performance levels for each Performance Period prior to the beginning of such Performance Period.  Once established, management will communicate the performance levels for each Performance Period.  The Committee shall certify the actual Company performance achieved for each Performance Period following the end of the Performance Period and prior to the payment of the Actual Quarterly Performance Bonus.  The administration of the Performance Awards shall comply in all respects with Section 8(b) of the Plan.

No payments of your Performance Award will be made to you for any calendar quarter in which the Company does not achieve at least the threshold level of EBITDA performance established by the Committee.  In the event that Company EBITDA performance falls between the threshold, target, and maximum levels, the value of your Actual Quarterly Performance Bonus will be calculated using straight line interpolation.  The maximum quarterly Performance Award that you are eligible to receive will be $[___].  You will be paid the Actual Quarterly Performance Bonus if, and only if, (i) you are employed by the Company or its affiliates through the applicable Payment Date and (ii) the Company achieves at least the threshold EBITDA performance goal for the applicable Performance Period.  Each Actual Quarterly Performance Bonus earned pursuant to the terms of this Participation Agreement, less withholding for applicable taxes, will be paid to you no later than 30 days following the end of the applicable calendar quarter (the date such payment is made, the “Payment Date”).

For an example of how the Actual Quarterly Bonus will be calculated, please see Exhibit A.

Terminations of Employment.  In the event that your employment with the Company is terminated for any reason whatsoever before the Payment Date, you will forfeit your right to receive any portion of your Performance Award that has not been paid as of the date of your termination of employment, including the Actual Quarterly Performance Bonus for a calendar quarter that is complete as of the date of your termination of employment but has not yet been paid.

Administration.  The Plan, this Participation Agreement, and the Performance Award shall be administered and interpreted by the Committee, in its full and absolute discretion.  All calculations, determinations and interpretations made by the Board with respect to the Plan, this Participation Agreement and your Performance Award will be final and binding on you and the Company.

Please execute and return a copy of this Participation Agreement to Yamoria Miller, Vice President, Human Resources, at 1415 Louisiana Street, Suite 1600, Houston, Texas 77002 or ymiller@sabineoil.com by March 31, 2015 to indicate your acceptance of the terms and conditions herein. The Company will not make payment to you pursuant to the Performance Award unless the Company has timely received a signed copy of this Participation Agreement.

We are pleased to be able to offer this Performance Award to you and truly appreciate your dedication and commitment to the Company and its affiliates.  If you have further questions about this plan please contact your Yamoria Miller in Human Resources.  We are excited about the future and look forward to our success together.

Very Truly Yours,

Sabine Oil & Gas Corporation

Name:

Title:

ACCEPTED BY:

[Name]

Date

Exhibit A

EXHIBIT  A

Below is an example of the calculation of the Performance Award described in the Participation Agreement.  This example is intended for illustrative purposes only.

The example below assumes that the Target Quarterly Performance Bonus is $100.

Performance Goals

	Performance Period (Q1) ($)	Performance Period (Q2) ($)	Performance Period (Q3) ($)	Performance Period (Q4) ($)
Threshold EBITDA Performance Goal	84.6	84.6	90.3	84.6
Target EBITDA Performance Goal	89	89	95	89
Maximum EBITDA Performance Goal	93.5	93.5	99.8	93.5

Actual Performance

	Performance Period (Q1) ($)	Performance Period (Q2) ($)	Performance Period (Q3) ($)	Performance Period (Q4) ($)
	84	86	105	89

Actual Quarterly Performance Bonus
Percentage of Target Quarterly Performance Bonus Earned	0%	83%	125%	100%
Actual Quarterly Performance Bonus Payable	0	83	125	100